Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K of Fresh Ideas Media, Inc. of our report dated November 10, 2008 on the consolidated financial statements of Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 contained in the Form 8-K filed on about November 10, 2008.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Wanchai, Hong Kong
November 10, 2008